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                    January 21, 2021

       Hilton Schlosberg
       President & Chief Financial Officer
       Monster Beverage Corp.
       1 Monster Way
       Corona, CA 92879

                                                        Re: Monster Beverage
Corp.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-18761

       Dear Mr. Schlosberg:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing